Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated January 11, 2011

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Base Metals Exchange Traded Notes

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Description
The PowerShares DB Base Metals Double Long Exchange  Traded Note (Symbol:  BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol:  BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol:  BOS) and PowerShares DB Base
Metals  Double Short  Exchange  Traded Note  (Symbol:  BOM)  (collectively,  the
"PowerShares DB Base Metals ETNs") are the first U.S.  exchange-traded  products that provide investors with a cost-effective  and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the  PowerShares  DB Base Metals ETNs are based on a total return version of the  Deutsche  Bank  Liquid  Commodity  Index  --  Optimum  Yield  Industrial
MetalsTM,  which is intended to track the long or short  performance  of futures contracts relating to aluminum, copper and zinc.

Investors can buy and sell the  PowerShares  DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early  repurchase  based on the  month-over-month  performance of the index less investor  fees.  Investors  may redeem the  PowerShares  DB Base  Metals ETNs in blocks of no less than  200,000  securities  and  integral  multiples  of 50,000 securities  thereafter,  subject  to the  procedures  described  in the  pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History(1)

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Source: DB / Bloomberg

Index Weights

As Of: 06-Jan-2011
Contract                          Contract Expiry Date               Weight %
Aluminium                         21-Sep-2011                        33.24
Zinc                              18-May-2011                        31.58
Copper - Grade A                  16-Mar-2011                        35.18

PowerShares  DB Base  Metals ETN and
Index Data

Ticker symbols

Base Metals Double Long  BDD
Base Metals Long         BDG
Base Metals Short        BOS
Base Metals Double Short BOM

Intraday indicative value symbols

Base Metals Double Long  BDDIV
Base Metals Long         BDGIV
Base Metals Short        BOSIV
Base Metals Double Short BOMIV

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index --
Optimum Yield Industrial MetalsTM is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity
Index -- Optimum Yield Industrial Metals Excess ReturnTM (the "Base Metals
Index") plus the monthly returns from the DB 3- Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB Base
Metals ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2) The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base
Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay.
The PowerShares DB Base Metals

BOM Financial Details

Ticker: BOM
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                10.60
BOM Index Level *     248.36077
Indicative Intra-day 10.64
Value**
Last end of day      10.55238
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the BOM
*** Last end of day BOM RP

BDD Financial Details

Ticker: BDD
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                19.00
BDD Index Level *     248.36077
Indicative Intra-day 19.05
Value**
Last end of day      19.21043
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the BDD
*** Last end of day BDD RP

BOS Financial Details

Ticker: BOS
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                18.43
BOS Index Level *     248.36077
Indicative Intra-day 18.36
Value**
Last end of day      18.28736
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the BOS
*** Last end of day BOS RP

BDG Financial Details

Ticker: BDG
--------------------------------------------------------------------------------
Last Update          07-Jan-2011
                     12:09 PM
Price                25.74
BDG Index Level*     248.36077
Indicative Intra-day 25.62
Value**
Last end of day      25.73286
Value***
Last date for end    06-Jan-2011
of day Value
Data Source: www.nyse.com (Data delayed 20 minutes)
--------------------------------------------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the BDG
*** Last end of day BDG RP

Contact Information

Any questions please call
1-877-369-4617

 CUSIP symbols

Base Metals Double Long   25154K841
Base Metals Long          25154K825
Base Metals Short         25154K833
Base Metals Double Short  25154K858
Details ETN price at listing $25.00
Inception date              6/16/08
Maturity date               6/01/38
Yearly  investor fee          0.75%
Listing exchange NYSE     NYSE Arca

Risks (2)

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to Base Metals
Acceleration risk

Benefits

Leveraged and short notes
Relatively  Low Cost
Intraday access
Listed
Transparent
Tax Treatment (3)

ETNs are riskier than ordinary  unsecured debt  securities and have no principal protection.  Risks of investing in the  PowerShares  DB Base Metals ETNs include limited portfolio  diversification,  uncertain principal repayment,  trade price fluctuations,  illiquidity and leveraged losses. Investing in the PowerShares DB
Base Metals ETNs is not equivalent to a direct  investment in the index or index components.  The  investor fee will reduce the amount of your return at maturity or upon redemption of your  PowerShares DB Base Metals ETNs even if the value of the relevant  index has increased.  If at any time the  redemption  value of the
PowerShares DB Base Metals ETNs is zero, your Investment will expire worthless.

The  PowerShares  DB Base Metals Double Long ETN and  PowerShares DB Base Metals
Double Short ETN are both leveraged investments.  As such, they are likely to be more volatile than an  unleveraged  investment.  There is also a greater risk of
loss  of  principal   associated  with  a  leveraged  investment  than  with  an unleveraged investment.

The  PowerShares DB Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage  account.  There are restrictions on the minimum number of
PowerShares DB Base Metals ETNs that you may  repurchase  directly from Deutsche
Bank AG,  London  Branch,  as specified in the  applicable  pricing  supplement.
Ordinary  brokerage  commissions  apply,  and there are tax  consequences in the event of sale,  redemption or maturity of the  PowerShares  DB Base Metals ETNs.
Sales in the secondary market may result in losses.

The  PowerShares DB Base Metals ETNs are  concentrated  in aluminum,  copper and zinc futures contracts.  The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors,  including, among other things, volatile base metal prices, changes in supply and demand relationships,  changes in interest rates, and monetary and other governmental  actions. The PowerShares
DB  Base  Metals  ETNs  are  concentrated  in a  single  commodity  sector,  are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity  sector.  For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerSharesLeveraged and short notes and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of
U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S.
tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)

Deutsche Bank AG, London Branch has filed a registration  statement (including a prospectus) with the SEC for the offering to which this  communication  relates.
Before you invest,  you should read the prospectus and other  documents filed by
Deutsche Bank AG, London Branch for more complete  information  about the issuer
and  this  offering.   You  may  get  these   documents  for  free  by  visiting
www.dbfunds.db.com/notes   or  EDGAR  on  the  SEC   website   at   www.sec.gov.
Alternatively,  you may request a prospectus by calling  1-877-369-4617,  or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The  PowerShares  DB Base Metals ETNs are not  suitable  for all  investors  and should be utilized only by sophisticated  investors who understand leverage risk and the consequences of seeking monthly leveraged  investment  results,  and who intend to actively monitor and manage their  investments.  Investing in the ETNs is not  equivalent  to a direct  investment  in the  index  or index  components because the current  principal  amount (the amount you  invested)  is reset each month,  resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier  repurchase) will be contingent upon each monthly  performance  of the index during the term of the  securities.  The
ETNS are not  designed to be long-term  investments  and may not be suitable for investors  seeking an investment  with a term greater than the time remaining to the next  monthly  reset date.  There is no  guarantee  that you will receive at maturity,  or upon an earlier  repurchase,  your initial  investment back or any return on that  investment.  Significant  adverse monthly  performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch,  and the amount due on the PowerShares  Base Metals ETNs is entirely  dependent on Deutsche Bank AG, London Branch's  ability to pay. The
PowerShares Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The  PowerShares  DB ETNs are not  suitable  for all  investors  and  should  be utilized only by  sophisticated  investors who understand  leverage risk and the consequences of seeking monthly leveraged  investment results, and who intend to actively monitor and manage their  investments.  Investing in the PowerShares DB
ETNs is not equivalent to a direct  investment in the index or index  components because the current  principal  amount (the amount you  invested)  is reset each month,  resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier  repurchase) will be contingent upon each monthly  performance of the index during the term of the securities.  There is no  guarantee  that  you  will  receive  at  maturity,  or  upon  an  earlier repurchase,  your  initial  investment  back or any  return on that  investment.
Significant  adverse monthly  performances for your securities may not be offset by any beneficial monthly performances.

Certain  marketing  services may be provided  for these  products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor  should  consider the  PowerShares  DB ETNs'  investment  objective, risks, charges and expenses carefully before investing.

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